Exhibit 23
Consent of Independent Registered Public Accounting Firm
Perrigo Profit-Sharing and Investment Plan
Allegan, Michigan
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-46262 and 333-141101) of our report dated October 17, 2011, relating to the financial statements and supplemental schedule of Perrigo Profit-Sharing and Investment Plan which appear in this Form 11-K/A.
/s/BDO USA, LLP

BDO USA, LLP
Grand Rapids, Michigan

October 17, 2011